Filed Pursuant to Rule 424(b)(7) Registration No. 333-200596

PROSPECTUS SUPPLEMENT

To prospectus dated December 10, 2014

402,447,679 Class A Shares

Representing Limited Partner Interests

This prospectus supplement updates and amends certain information contained in the prospectus dated December 10, 2014, as supplemented by the prospectus supplements dated December 31, 2014 and April 1, 2015  (together, the “Prospectus”), covering the resale by selling shareholders of up to an aggregate of 402,447,679 Class A shares representing limited partner interests in us. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 2 of the prospectus dated December 10, 2014 before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SHAREHOLDERS

On April 9, 2015, KA First Reserve XII, LLC (“KAFR”) transferred a total of (i) 29,156 Class B shares, AAP units and general partner units to Kayne Anderson Capital Advisors, L.P. (“KACALP”) and (ii) 20,966 Class B shares, AAP units and general partner units to FRCI, LLC.  KAFR no longer beneficially owns any Class A shares.  On June 2, 2015, KAFU Holdings, L.P. (“KAFU”) transferred a total of 34,175 Class B shares, AAP units and general partner units to KAFU Holdings (QP), L.P. (“KAFU QP”). On or about June 30, 2015, (i) KAFU exercised the Exchange Right with respect to 32,495 of its Class B shares, AAP units and general partner units and then distributed the resulting 32,495 Class A shares to certain of the selling shareholders listed below; and (ii) KAFU QP exercised the Exchange Right with respect to 489,149 of its Class B shares, AAP units and general partner units and then distributed the resulting 489,149 Class A shares to certain of the selling shareholders listed below.  We are amending the Selling Shareholders table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering		Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby		Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
KAFU Holdings, L.P.(1)	6,489,187		*	6,489,187		—	—
Richard S. Murad	18,541		*	18,541		—	—
Linda D. Lombardo Revocable Trust(2)	9,669		*	9,669		—	—
Claddagh Fund Charities, Inc.(3)	4,285		*	4,285		—	—
KAFU Holdings (QP), L.P.(4)	86,689,828		12.1%	86,689,828		—	—
Michael B. Targoff CRUT(5)	926,334	(6)	*	835,434	(6)	90,900	*
David M. Weekley, Trustee of the Robert M. Weekley Living Trust UDT dated March 11, 2013(7)	81,170		*	81,170		—	—
NFS/FMTC LLC FBO Frank H. Countner Roth IRA	51,026	(8)	*	49,151	(8)	1,875	*
James C. La Force JPMCC Master Defined Contribution Profit Share Plan	11,602		*	11,602		—	—
Millennium Trust Company LLC Cust. FBO John Simmons IRA	2,650		*	2,650		—	—
Mary Beth Brundage Living Trust, Mary Beth Brundage TTEE(9)	1,933		*	1,933		—	—
Kayne Anderson Capital Advisors, L.P.(10)	594,949		*	594,949		—	—
FRCI, LLC(11)	445,466		*	445,466		—	—

*                 Less than one percent.

(1)         Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

KACALP serves as the manager of the selling shareholder. Richard A. Kayne is the controlling owner of KACALP, and Robert Sinnott is the portfolio manager of the selling shareholder. Therefore each of Messrs. Kayne and Sinnott may be deemed to exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Kayne and Sinnott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(2)         Linda D. Lombardo, trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Ms. Lombardo disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of her pecuniary interest therein.

(3)         Christine McMahon, Executive Director of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Ms. McMahon disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of her pecuniary interest therein.

(4)         Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Each of Robert Sinnott, portfolio manager of the selling shareholder, and Richard Kayne, controlling owner of the manager of the selling shareholder, KACALP, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(5)         Michael Targoff, the trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Targoff disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(6)         The selling shareholder received 342,643 Class A shares in the transfer from KAFU QP and 492,791 Class B shares, AAP units and general partner units in a prior transfer from KAFU, which were subsequently converted into 492,791 Class A shares; 90,900 Class A shares were previously owned.

(7)         David M. Weekley, the trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Weekley disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(8)         The selling shareholder received 49,151 Class A shares in the transfer from KAFU QP; 1,875 Class A shares were previously owned.

(9)         Mary Beth Brundage, trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Ms. Brundage disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of her pecuniary interest therein.

(10)  Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Each of Robert Sinnott, Chief Executive Officer of the selling shareholder, and Richard Kayne, controlling owner of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(11)  Both of John Charles Frey and Kevin McCarthy are Managing Members of the selling shareholder and exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.